Exhibit 99.1

OCEANFIRST BANK

NEW EXECUTIVE DEFERRED COMPENSATION MASTER AGREEMENT

THIS Agreement is adopted effective as of the 1st day of January, 2005, by OceanFirst Bank, a federally-chartered savings bank, hereinafter referred to as the “Plan Sponsor,” as follows:

RECITALS

WHEREAS, the Plan Sponsor established for executives a deferred compensation plan that was documented in the “Executive Deferred Compensation Master Agreement” (the “Plan”) effective as of August 1, 1995, to provide additional retirement benefits and income tax deferral opportunities for a select group of management and/or highly compensated employees of the Plan Sponsor and its Affiliates (collectively, the “Company”). The Plan is intended to be a “top hat plan,” exempt from certain requirements of ERISA, pursuant to sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; and

WHEREAS, the Plan Sponsor intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation plan for tax purposes and for purposes of Title I of ERISA. The Plan is not intended to qualify for favorable tax treatment pursuant to Section 401(a) of the Code or any successor section or statute.

WHEREAS, the Plan Sponsor intends to amend and restate the Plan, effective as of January 1, 2005, primarily to conform the Plan to the requirements of Internal Revenue Code Section 409A, enacted as part of the American Jobs Creation Act of 2004.

NOW, THEREFORE, the Plan Sponsor hereby restates the Plan to read as follows effective as of January 1, 2005.

ARTICLE 1

Definitions

For the purpose of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 “Account or Accounts” shall mean a book account reflecting amounts credited to a Participant’s Deferral Account, as adjusted for earnings and for distributions or withdrawals made to or by the Participant or his or her Beneficiary.

1.2 “Affiliate” shall mean any business entity other than the Plan Sponsor that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which the Plan Sponsor is a member; all other trade or business (whether or not incorporated) under common control, within the meaning of Section 414(c) of the Code, with the Plan Sponsor;

any service organization other than the Plan Sponsor that is a member of an Affiliated service group, within the meaning of Section 414(m) of the Code, of which the Plan Sponsor is a member; and any other organization that is required to be aggregated with the Plan Sponsor under Section 414(o) of the Code.

1.3 “Annual Bonus” shall mean any compensation, in addition to Base Salary relating to services performed during any Plan Year, whether or not paid in such Plan Year or included on the Federal Income Tax Form W-2 for such Plan Year, payable to a Participant as an employee under the Plan Sponsor’s or Affiliate’s annual bonus and cash incentive plans, excluding stock options or restricted stock. Annual Bonus shall include any amount or portion of any amount that will be paid either regardless of performance or based on a level of performance that is substantially certain to be met.

1.4 “Base Salary” shall mean the annual cash compensation relating to services performed during any Plan Year, (excluding bonuses, commissions, overtime, fringe benefits, incentive payments, non-monetary awards, relocation expenses, retainers, directors fees and other fees, severance allowances, pay in lieu of vacations, insurance premiums paid by the Plan Sponsor, insurance benefits paid to the Participant or his or her Beneficiary, stock options and restricted stock grants, and car, club or other similar allowances) paid to a Participant for services rendered to the Plan Sponsor or an Affiliate. Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Plan Sponsor or an Affiliate and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Section 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Plan Sponsor; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such Plan, the amounts would have been payable in cash to the Participant.

1.5 “Beneficiary” shall mean one or more persons, trusts, estates or other entities that are entitled to receive benefits under this Plan upon the death of the Participant.

1.6 “Benefit Age” shall mean the birthday on which a Participant becomes eligible to receive benefits under the Plan. Such birthday shall be designated in the Participant’s Joinder Agreement.

1.7 “Change of Control” shall mean the occurrence of either Subparagraph (a), (b), or (c), below, or any combination of said event(s) as described within the meaning of Treasury regulations 1.409A-3(g)(5):

(a) Change of Ownership of the Plan Sponsor. A change of ownership of the Plan Sponsor occurs on the date that any one person or persons acting as a Group (as that term is defined in Subparagraph (2)) acquires ownership of the stock of the parent holding company of the Plan Sponsor, OceanFirst Financial Corp., that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of OceanFirst Financial Corp. or of any corporation that owns at least fifty percent (50%) of the total fair market value and total voting power of OceanFirst Financial Corp.

(i) However, if any person or Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of OceanFirst Financial Corp., the acquisition of additional stock by the same person or Group of persons is not considered to cause a Change of Control. In addition, the term Change of Control shall apply if there is an increase in the percentage of stock owned by any one person or persons, acting as a Group, as a result of a transaction in which the Plan Sponsor acquires its stock in exchange for property. The rule set forth in the immediately preceding sentence applies only when there is a transfer of stock of OceanFirst Financial Corp. (or issuance of stock of OceanFirst Financial Corp.) and the stock of OceanFirst Financial Corp. remains outstanding after the transaction.

(ii) Persons will not be considered to be acting as a Group solely because they purchase or own stock of OceanFirst Financial Corp. at the same time or as a result of the same public offering. However, persons will be considered to be acting as a Group if they are shareholders of OceanFirst Financial Corp. and it enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with another corporation. If a person owns stock in OceanFirst Financial Corp. and another corporation is involved in a business transaction, then the shareholder of OceanFirst Financial Corp. is deemed to be acting as a Group with other shareholders in OceanFirst Financial Corp. prior to the transaction.

(b) Effective Change of Control. If OceanFirst Financial Corp. does not qualify under Subparagraph (a), above, then it may still meet the definition of Change of Control on the date that either:

(i) Any one person, or more than one person, acting as a Group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of OceanFirst Financial Corp. possessing thirty-five percent (35%) or more of the total voting power of the stock of OceanFirst Financial Corp.; or

(ii) A majority of the numbers of OceanFirst Financial Corp. Board of Directors are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of OceanFirst Financial Corp. Board of Directors prior to the date of the appointment or election.

(c) Change in Ownership of OceanFirst Financial Corp’s Assets. A change in the ownership of a substantial portion of OceanFirst Financial Corp’s assets occurs on the date that any person, or more than one person acting as a group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or person’s assets from OceanFirst Financial Corp. that have a total fair market value equal to more than forty percent (40%) of the total gross fair market value of all of the assets of OceanFirst Financial Corp. immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of OceanFirst Financial Corp., or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There will be no Change of Control under this Subparagraph (c) when there is a transfer to an entity that is controlled by the shareholders of OceanFirst Financial Corp. immediately after the transfer. A transfer of assets by OceanFirst Financial Corp. is not treated as a change in ownership of such assets if the assets are transferred to:

(i) A shareholder of OceanFirst Financial Corp. (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, fifty percent (50%) or more of the total value or voting power of which is owned directly or indirectly by OceanFirst Financial Corp.;

(iii) A person, or more than one person, acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of OceanFirst Financial Corp.; or

(iv) An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in Subparagraph (c), above.

(v) A complete liquidation or dissolution of OceanFirst Financial Corp.; or

(vi) The sale of other disposition of at least seventy-five percent (75%) in net fair market value of all or substantially all of the assets of OceanFirst Financial Corp. to any person or persons, not in the normal course of business.

Notwithstanding the above, no event shall constitute a Change of Control unless it also constitutes a “change of control event” within the meaning of Section 409A of the Code and the regulations thereunder.

1.8 “Code” shall mean the Internal Revenue Code of 1986, and the Treasury regulations or any other authoritative guidance issued thereunder, as may be amended from time to time.

1.9 “Claimant” shall mean a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.10 “Compensation” shall mean the total cash remuneration, including regular Base Salary and Annual Bonus by the Plan Sponsor to an Eligible Employee with respect to his or her services performed for the Plan Sponsor or an Affiliate.

1.11 “Declared Rate” shall have the meaning set forth in Section 4.3 of this Plan.

1.12 “Deferral Account” shall mean: (i) the sum of the Participant’s Deferral Amount(s) that may be allocated in whole or in part by a Participant pursuant to his or her initial deferral election to the Deferral Account for any one Plan Year, plus (ii) amounts credited (net of amounts debited, which may result in an aggregate negative number), less (iii) all distributions made from the Deferral Account. At the time of the Participant’s initial deferral election, for any one Plan Year, the Participant shall specify in his or her Joinder Agreement the form in which payment shall be made to the Participant or his or her Beneficiaries.

1.13 “Deferral Amount” shall mean that portion of a Participant’s Compensation that a Participant elects to defer any one Plan Year as specified in the Participant’s Joinder Agreement.

1.14 “Deferral Period” shall mean the period of time designated in the Participant’s Joinder Agreement during which the Participant shall be entitled to defer Compensation. The Deferral Period shall commence on the date designated in the Participant’s Joinder Agreement.

1.15 “Disability” A disability shall occur if, upon a determination by a duly licensed physician selected by the Plan Sponsor, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and the Participant is “disabled” within the meaning of Treasury Regulation Section 1.409A-3(i)(4).

1.16 “Effective Date” is January 1, 2005.

1.17 “Eligible Employee” shall mean for any Plan Year (or applicable portion of a Plan Year), a person who is determined by the Plan Sponsor, or its designee, to be a member of a select group of management or highly compensated employees of the Plan Sponsor, and who is designated by the Plan Sponsor, or its designee, to be an Eligible Employee under the Plan. If the Plan Sponsor determines that an individual first becomes an Eligible Employee during a Plan Year, the Plan Sponsor shall notify the individual of its determination and of the date during the Plan Year on which the individual shall first become an Eligible Employee.

1.18 “Entry Date” shall mean with respect to an individual, the first day of the pay period following the date on which the individual first becomes an Eligible Employee.

1.19 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.20 “Joinder Agreement” shall mean the document executed by the Eligible Employee and Plan Administrator whereby the Eligible Employee agrees to participate in the Plan.

1.21 “Participant” shall mean any Eligible Employee: (i) who is selected to participate in this Plan, (ii) who elects to participate in this Plan by signing a Joinder Agreement.

1.22 “Payout Period” means the time frame during which benefits under this Plan are payable.

1.23 “Permissible Payments” shall mean one or more of the following six (6) events upon which payment will be made to a Participant or their Beneficiary under the terms of the Plan: (i) the Participant’s Separation from Service, (ii) the Participant’s death, (iii) the Participant’s Disability, (iv) a change in ownership or effective control of the Plan Sponsor, or in the ownership of a substantial portion of the assets of the Plan Sponsor, (v) upon the occurrence of an Unforeseeable Emergency, or (vi) a time (or pursuant to a fixed schedule) specified under the Plan, within the meaning of Treasury Regulation 1.409A-3(i)(1).

1.24 “Plan Administrator” shall be the Board of Directors or their designee. A Participant in the Plan should not serve as a singular Plan Administrator. If a Participant is part of a group of participants designated as a committee or Plan Administrator, then the Participant may not participate in any activity or decision relating solely to his or her individual benefits under the Plan; matters solely affecting the applicable Participant will be resolved by the remaining Plan Administrator members or by the Board.

1.25 “Plan” shall mean this OceanFirst Bank New Executive Deferred Compensation Master Agreement evidenced by this instrument (formerly known as the “Executive Deferred Compensation Master Agreement”), as amended from time to time.

1.26 “Plan Year” shall mean the twelve (12) month period beginning January 1 of each calendar year and continuing through December 31 of such calendar year.

1.27 “Predecessor Plan” shall mean the Executive Deferred Compensation Master Agreement as in effect on October 3, 2004, a copy of which is attached to this restated Plan as Appendix 1. The Predecessor Plan governs all amounts considered by law to be deferred before January 1, 2005, and not subject to Code Section 409A. The Predecessor Plan set forth in Appendix 1 shall not be materially modified, within the meaning of Code Section 409A and the guidance thereunder, after October 3, 2004.

1.28 “Specified Employee” shall mean a Participant who the Company reasonably believes to be a “specified employee” within the meaning of Section 409A of the Code. Notwithstanding other provisions of this Plan to the contrary, distributions hereunder to a Specified Employee on account of a Separation from Service may not be made before the date which is six (6) months after the date of Separation from Service (or, if earlier, the date of death of the Specified Employee). If payments to a Specified Employee are to be made in installments, each installment payment to which a Specified Employee is entitled upon a Separation from Service will be delayed by six (6) months. A Participant meeting the definition of Specified Employee on December 31 or during a 12 month period ending December 31 will be treated as a Specified Employee for the 12 month period commencing the following April 1.

1.29 “Separation from Service” A Participant separates from service with the Plan Sponsor or Affiliate(s) if the Participant dies, or otherwise has a “separation from service” with the Plan Sponsor or an Affiliate, within the meaning of Section 409A(a)(2)(A)(i) of the Code.

1.30 “Trust” shall mean one or more trusts that may be established in accordance with the terms of the Plan.

1.31 “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant or Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant or Beneficiary’s spouse, or the Participant or Beneficiary’s dependent(s) (as defined in Section 152(a) of the Code) or loss of the Participant or Beneficiary’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary that constitutes an “unforeseeable emergency” within the meaning of Section 409A of the Code and Treasury Regulation 1.409A-3(g)(3).

ARTICLE 2

Eligibility

2.1 Eligibility. Participation in this Plan shall be limited to a select group of management or highly compensated employees of the Plan Sponsor and its Affiliates, as determined by the Plan Administrator in its sole and absolute discretion. The initial group of Eligible Employees shall become Participants on the Effective Date of the Plan. Any individual selected as an Eligible Employee after the Effective Date, shall become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee.

2.2 Re-Employment. If a Participant who incurs a Separation from Service with the Plan Sponsor or an Affiliate, is subsequently re-employed, he or she may at the sole and absolute discretion of the Plan Administrator, become a Participant in accordance with the provisions of above Article.

2.3 Enrollment Requirements. As a condition to participation in this Plan, each Eligible Employee shall complete, execute, and return to the Plan Administrator a Joinder Agreement within the time specified by the Plan Administrator. In addition, the Plan Administrator shall establish such other enrollment requirements as it determines necessary or advisable. All elections to defer Compensation with respect to a Plan Year shall be irrevocable, except as permitted under Section 3.2(d) below (Unforeseeable Emergency).

ARTICLE 3

Contributions and Credits

3.1 Deferrals. A Participant is entitled to defer up to 100% of his or her Compensation for any given Plan Year. A Participant must state in his or her Joinder Agreement the percentage of Compensation he or she wishes to defer and the Deferral Period. In addition, a Participant must also make all distribution elections at the time he or she executes a Joinder Agreement (i.e. lump sum or monthly installment payments). All elections made by a Participant in his or her Joinder Agreement shall continue in effect pursuant to the terms of this Plan until the Participant amends his or her Joinder Agreement by filing with the Plan Administrator a Notice of Adjustment of Deferral Amount. A copy of a Notice of Adjustment of Deferral Amount can be obtained from the Plan Administrator.

3.2 Election to Defer Compensation.

(a) First Year of Eligibility. If an Eligible Employee becomes a Participant in the Plan after the beginning of a Plan Year, he or she may make an initial deferral election within thirty (30) days after the date he or she becomes eligible with respect to Compensation paid for services to be performed subsequent to the election. In the event where an election of deferral is made with respect to an Annual Bonus in the first year of eligibility but after the beginning of a performance period, the deferral election will apply to the portion of the bonus paid for services performed subsequent to the election and will be calculated based on the total bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. An election to defer Compensation shall be irrevocable and shall continue in effect until the Participant submits a Notice of Adjustment of Deferral Amount to the Plan Administrator in accordance with Section 3.2(b) of this Plan. For a Participant’s deferral election to be valid, a Joinder Agreement must be completed and signed by the Participant and accepted by the Plan Administrator.

(b) Deferral Election Rules. For each succeeding Plan Year after the first, in the event a Participant elects to change his or her Deferral Amount, the Participant must submit a Notice of Adjustment of Deferral Amount to the Plan Administrator by December 15th before the year in which the Participant’s services are performed.

(c) Bonus Qualifying as Performance-Based Compensation. Notwithstanding anything in (a) or (b) above to the contrary, to the extent that the Plan Sponsor determines that an Eligible Employee bonus constitutes Performance-Based Compensation, within the meaning of Section 409A(a)(4)(B)(iii) of the Code, based on services performed over a period of at least twelve (12) months, an election to defer Performance-Based Compensation with respect to a performance period shall be made on or before the day which is six (6) months before the end of the performance period. In no event may an election to defer Performance-Based Compensation be made after such bonus has become both substantially certain to be paid or readily ascertainable, within the meaning of Treasury Regulations 1.409A-2(a)(7).

(d) Terminations of Deferral Elections Following an Unforeseeable Emergency. If a Participant receives a payment upon an Unforeseeable Emergency under this Plan, the deferral election for that Plan Year shall terminate upon payment to the Participant. A Participant may again elect to defer Compensation for any succeeding Plan Year, in accordance with the terms of this Plan.

3.3 Withholding and Crediting of Deferral Amounts. For each Plan Year, the Base Salary portion of the Deferral Amount shall be withheld from each regularly scheduled payroll in approximately equal amounts (or as otherwise specified by the Plan Administrator), as adjusted from time to time for increases and decreases in Base Salary (if the Deferral Amount with respect to Base Salary is expressed as a percentage). The Annual Bonus and/or Performance-Based Compensation portion of the Deferral Amount shall be withheld at the time such Compensation otherwise would be paid to the Participant. Deferral Amounts shall be credited to a Participant’s Deferral Account at the time such amounts would otherwise have been paid to a Participant.

ARTICLE 4

Crediting Account(s)

4.1 Crediting Account(s). As of the last day of each month during the Plan Year (the “Determination Date”), the Participant’s Deferral Account shall be increased by the amount of interest earned since the preceding Determination Date. Interest shall be based upon the Declared Rate (as defined in Section 4.3 hereof). Interest shall be based upon the average daily balance of the Participant’s Deferral Account since the last preceding Determination Date, but after the Deferral Account has been adjusted for any contributions or distributions to be credited or deducted for each such day.

4.2 Statement of Accounts. The Plan Administrator shall submit to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Plan Administrator deems desirable, setting forth the balance to the credit of such Participant in his or her Deferral Account as of the last day of the preceding Plan Year.

4.3 Declared Rate. The “Declared Rate” shall mean an annual rate equal to: (i) the rate provided to the Bank’s qualified 401(k) plan participants investing in the Stable Fund provided for in such qualified plan, plus (ii) 250 basis points. Accrual of interest on deferred Directors Fees shall not commence until the first day of the month following the end of the quarter during which such Directors Fees were ratably earned and deferred. The Interest Factor, for purposes of compounding monthly interest and annuitizing and/or discounting, shall be adjusted annually at the beginning of each calendar year to reflect any change to the Stable Fund rate for such calendar year. Should (i) the Bank’s qualified 401(k) plan be terminated, (ii) such qualified 401(k) plan be amended so that the Stable Fund rate is no longer applicable to such plan, or (iii) the Bank designate a different qualified 401(k) plan provider and such successor provide does not offer the Stable Fund, the Bank’s Board of Directors shall designate both an alternative interest rate and spread to such interest rate, if any, which shall be used for purposes of compounding monthly interest and annuitizing and/or discounting pursuant to this Agreement; provided, however, that such alternative interest rate and spread designated by the Bank’s Board of Directors shall not be less than an annual rate equal to: (i) the ask yield for the One Year Treasury Bill with a maturity date closest to one (1) year, as published by The Wall Street Journal on December 31 of the most recent calendar year, plus (ii) 150 basis points.

ARTICLE 5

Vesting and Taxes

5.1 Vesting of Benefits. A Participant shall at all times be 100% vested in his or her Deferral Account.

5.2 FICA, Withholding and Other Taxes.

(a) Deferral Amounts. For each Plan Year in which an Deferral Amount is being withheld from a Participant, the Plan Sponsor shall withhold from that portion of the Participant’s Base Salary and Annual Bonus that is not being deferred, in a manner determined in the sole discretion of the Plan Sponsor, the Participant’s share of FICA and other employment taxes on such Deferral Amount. If necessary, the Plan Sponsor may reduce all or a portion of the Deferral Amount in order to comply with this Section 5.2.

(b) Distributions. The Plan Sponsor, or trustee of the Trust, shall withhold from any payments made to a Participant or Beneficiary under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Plan Sponsor in a manner elected by the Participant or Beneficiary (or in the absence of such an election, in a manner determined in the sole and absolute discretion of the Plan Sponsor or the trustee of the Trust), provided that such manner complies with applicable tax withholding requirements.

ARTICLE 6

Payment of Amounts Due

6.1 Payment Following Separation from Service Other Than Death. Except for Separation from Service due to death, a Participant shall be paid his or her Deferral Account balance commencing on the date specified in his or her Joinder Agreement following the attainment of his or her Benefit Age. Notwithstanding the above, if the date specified in the Participant’s Joinder Agreement is the Participant’s Separation from Service and the Participant is a Specified Employee at the time of his or her Separation from Service, such payment will commence six (6) months after the Participant’s Separation from Service.

6.2 Payment Following Disability. In the event of a Disability, the Participant shall be paid his or her Deferral Account balance with payment or payments being made or commencing within thirty (30) days following the determination of a Participant’s Disability. The Participant’s Deferral Account shall be paid in monthly installments throughout the Payout Period, unless an alternative distribution option is elected in the Participant’s Joinder Agreement. If the Participant dies while receiving installment payments under this Section, his or her Beneficiary will be entitled to the present value of remaining payments in a lump sum.

6.3 Payment Following Death. In the event of the Participant’s death, the Participant’s Beneficiary shall be paid the value of the Participant’s Deferral Account balance as specified in the Participant’s Joinder Agreement. Said payment or payments shall commence within thirty (30) days following the date of death of the Participant (without regard to whether the Participant was treated as a Specified Employee). In addition, upon the Participant’s death, the Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of $10,000. This benefit shall be provided specifically for the purpose of providing payment for funeral and/or burial expenses of the Participant. Such benefit will be paid within 30 days of notification of the Participant’s death. The Participant’s Beneficiary shall not be entitled to such benefit if the Participant is terminated for cause prior to his or her death.

6.4 Payment Following Change in Control. A Participant shall be paid his or her Deferral Account balance following a Change in Control with payments being made or commencing within thirty (30) days following the Change in Control event, but only to the extent such payment(s) complies with regulations and other guidance issued by the United States Secretary of the Treasury or Internal Revenue Service with respect to Section 409A(a)(2)(A)(v) of the Code. Payments upon a Change in Control shall be made in accordance with the Participant’s Joinder Agreement.

6.5 Payment in the Event of an Unforeseeable Emergency. If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Plan Administrator for payment of an amount that shall not exceed the lesser of: (i) the Participant’s vested Account(s), or (ii) the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment. A Participant may not receive such a payment to the extent that the Unforeseeable Emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. If the Plan Administrator approves a Participant’s petition for a payment then the Participant shall receive said payment as soon as administratively feasible after such approval.

6.6 Subsequent Changes in the Form of Payment. If permitted by the Plan Sponsor, and subject to limitations below, a Participant may elect to change his or her form of payment due to Disability or Death by submitting a Notice of Election to Change Form of Payment to the Plan Administrator, provided that such change will not take effect for at least twelve (12) months after the date on which the election is made and approved by the Plan Administrator. A Participant may also elect to change his or her form of payment as a result of Separation from Service and/or in the event of a Change of Control, by submitting a Notice of Election to Change Form of Payment to the Plan Administrator, provided that (i) such change will not take effect until at least twelve (12) months after the date on which the election is made and approved by the Plan Administrator, and (ii) the first payment with respect to which the change is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid.

6.7 Subsequent Changes in the Time and Form of Payment. A Participant may, upon written notice to the Plan Administrator, make a change that further delays or changes the time or form of payment Deferral Account, provided that the following requirements are satisfied: (i) the change does not take effect until at least twelve (12) months after the date on which the change is made, (ii) the first payment with respect to which the change is made must be deferred for at least five (5) years from the date the payment would otherwise have been made, and (iii) the change cannot be made less than twelve (12) months before the date of the first scheduled payment.

6.8 Special Transition Rule. With respect to deferred compensation amounts under the Plan that are subject to Code Section 409A, payment method elections may be made or revised by a Participant on or before December 31, 2008, with respect to the form of payment of such amounts. Such election will not be treated as a change in the form and timing of a payment under Code Section 409A(a)(4) or an acceleration of a payment under Code Section 409A(a)(3) provided the election is made and filed with the Plan Sponsor on or before December 31, 2008. Any election made pursuant to this Section is applicable only to amounts that are not otherwise payable in the year in which the election is made.

6.9 Effect of Other Permissible Payment Events. Should an event occur that triggers a payment as a result of Disability, death, an Unforeseeable Emergency, Separation from Service, or following a Change of Control, any amounts subject to a Deferral Account that have not yet been paid shall instead be paid in accordance with the Permissible Payment event that triggers such a distribution.

6.10 Method of Payments.

(a) Cash. All Permissible Payments made under the Plan shall be made in cash.

(b) Definition of Payment. The term “payment” shall be treated as a single payment for purposes of subsequent changes of time or form of payment, within the meaning of Treasury regulations 1.409A-2(b)(2).

(c) Form of Payment. A Participant, in connection with his or her commencement of participation in the Plan, may elect the form (method) of payment for the applicable Permissible Payment event. Upon the occurrence of a Permissible Payment event, the Participant’s Account shall be calculated as of the Permissible Payment event. If a Participant has failed to select an optional form of payment (i.e. lump sum), his or her Account shall be paid in monthly installments throughout the Payout Period. The amount of the Participant’s monthly installment benefit shall be the annuitized value (using the Declared Rate) of the Participant’s Deferral Account, measured initially as of the date of the Permissible Payment event and re-annuitized at the beginning of each calendar year thereafter using the Declared Rate in effect at such time, as adjusted pursuant to Section 4.3. The amount of each monthly installment payment shall be determined by dividing the value of the Participant’s Deferral Account immediately prior to such payment by the number of payments remaining to be paid. Any unpaid Account Balance shall continue to be deemed to be invested pursuant to Article 5, in which case any deemed income, gains, losses, or expenses shall be reflected in the actual payments.

6.11 No Accelerations. Notwithstanding anything in this Agreement to the contrary, no change submitted on a Notice of Election to Change Form of Payment shall be accepted by the Plan Sponsor if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted by Section 409A of the Code), and the Plan Sponsor shall deny any change made to an election if the Plan Sponsor determines that the change violates the requirement under Section 409A of the Code. The Plan Sponsor may, however, accelerate certain distributions under the Plan to the extent permitted under Section 409A of the Code as follows:

(a) Domestic Relations Order. The Plan will permit direct payment of a Participant’s vested Account Balance to an individual other than a Participant as necessary to fulfill a domestic relations order, as defined in Section 414(p)(1)(B) of the Code.

(b) Conflicts of Interest. The Plan will permit such acceleration of the time or schedule of payment under the Plan as may be necessary to comply with applicable Federal, state, local, or foreign ethics laws or interest law to the extent permitted by Treasury Regulation 1.409A-3(j)(4)(iii).

(c) De Minimis and Specified Amounts. The Plan will permit the acceleration of the time or schedule of payment to a Participant, provided that (i) the payment accompanies the termination in the entirety of the Participant’s interest in the Plan; (ii) the payment is made on or before the later of: (A) December 31 of the Calendar Year in which occurs the Participant’s Separation from Service from the Plan Sponsor, or (B) the date is 2 1/2 months after the Participant’s Separation from Service from the Plan Sponsor; and (iii) the payment is not greater than $10,000.

(d) Payment of Employment Taxes. The Plan will permit the acceleration of the time or schedule of a payment to pay the Federal Insurance Contributions Act (FICA) tax imposed on Compensation deferred by a Participant and Plan Sponsor Contributions under the Plan (the FICA amount). Additionally, the Plan will permit the acceleration of the time or schedule of a payment to pay the income tax on wages imposed on the FICA amount, and to pay the additional income tax on wages attributable to the pyramiding wages and taxes. However, the total payment under this acceleration provision will not exceed the aggregate of the FICA amount, and the income tax withholding related to such FICA amount.

6.12 Unsecured General Creditor Status of Participant.

(a) Payment to the Participant or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Plan Sponsor and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Plan Sponsor’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Plan Sponsor under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Plan Sponsor and no such person shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Plan Sponsor.

(b) In the event that the Plan Sponsor purchases an insurance policy or policies insuring the life of a Participant or employee, to allow the Plan Sponsor to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom. The Plan Sponsor or Trustee shall be the primary owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein.

(c) In the event that the Plan Sponsor purchases an insurance policy or policies on the life of a Participant as provided for above, then all of such policies shall be subject to the claims of the creditors of the Plan Sponsor.

(d) If the Plan Sponsor chooses to obtain insurance on the life of a Participant in connection with its obligations under this Plan, the Participant hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Plan Sponsor or the insurance company designated by the Plan Sponsor.

6.13 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or Administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Sponsor and the Plan Administrator from further liability on account thereof.

6.14 Excise Tax Limitation. In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to the Participant or for the Participant’s benefit paid or payable or distributed or distributable (including, but not limited to, the acceleration of the time for the vesting or payment of such benefit or payment) pursuant to the terms of this Plan or otherwise in connection with, or arising out of, the Participant’s employment with the Plan Sponsor or any of its Affiliates or a Change of Control within the meaning of Section 280G of the Code (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced (but not below zero) but only to the extent necessary that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Section 4999 Limit”). Unless the Participant shall have given prior written notice specifying a different order to the Plan Sponsor to effectuate the limitations described in the preceding sentence, the Plan Sponsor shall reduce or eliminate the Payments by first reducing or eliminating those Payments or benefits which are not payable in cash and then by reducing or eliminating cash Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. Any notice given by the Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation.

6.15 Distribution in the Event of Taxation. If for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to a Participant or Beneficiary prior to actual receipt, the Participant or Beneficiary may petition the Plan Administrator for a payment of that portion of his or her benefit that has become taxable. Upon the grant of such petition, which grant shall not be unreasonably withheld, the Plan Administrator shall distribute to the Participant or Beneficiary immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid vested Account balance under this Plan), but only to the extent such payment will not fail to comply with Section 409A(a)(2) or (3) of the Code. If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant or Beneficiary petition is granted. Such a distribution shall effect and reduce the benefits to be paid to the Participant or Beneficiary under this Plan.

6.16 Delay in Payment by Plan Sponsor. In the case of payments by the Plan Sponsor to a Participant or Participant’s Beneficiary, the deduction for which would be limited or eliminated by the application of Section 162(m) of the Code, or payments that the Company reasonably anticipates would violate Federal securities laws or other applicable laws, said payments may be delayed. In the case of deduction limitations imposed by Section 162(m) payment will be deferred either to a date in the first year in which the Plan Sponsor reasonably anticipates that a payment of such amount would not result in a limitation under Section 162(m) or the year in which the Participant Separates from Service. Payments delayed for other permissible reasons must be made in the first calendar year in which the Plan Sponsor reasonably anticipates that the payment would not result in a violation of Federal securities law or other applicable laws.

ARTICLE 7

Beneficiary Designation

7.1 Designation of Beneficiaries.

(a) Each Participant may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Plan Administrator, and shall be effective only when filed in writing with the Plan Administrator during the Participant’s lifetime.

(b) In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Plan Sponsor shall pay the benefit payment to the Participant’s spouse, if then living, and if the spouse is not then living to the Participant’s then living descendants, if any, per stripes, and if there are no living descendants, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Plan Sponsor may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator.

(c) If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Plan Sponsor may distribute the payment to the Participant’s estate without liability for any tax or other consequences, or may take any other action which the Plan Sponsor deems to be appropriate.

7.2 Information to be Furnished by Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Plan Sponsor’s records shall be binding on the Participant or Beneficiary for all purposes of this Plan. The Plan Sponsor shall not be obligated to search for any Participant or Beneficiary beyond the sending of a registered letter to the last known address.

ARTICLE 8

Termination, Amendment or Modification

8.1 Plan Termination. The Plan Sponsor reserves the right to terminate the Plan. The Plan Sponsor also reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time. The Plan automatically shall terminate upon the dissolution of the Plan Sponsor, or upon a merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to specifically adopt and agree to continue the Plan. The Plan Sponsor reserves the right, by action of its Board of Directors, to terminate the Plan and distribute to Participants their vested Account(s), but subject to the following restrictions imposed by Code Section 409A:

(a) Distributions will be made if the Plan is terminated within twelve (12) months of a corporate dissolution taxed under IRC Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of:

(i) The calendar year in which the Plan termination occurs;

(ii) The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii) The first calendar year in which the payment is administratively practicable.

(b) Distributions will be made if the Plan Sponsor terminates the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control event (as defined in Treasury Regulations 1.409A-2(g)(5)). The Plan will then be treated as terminated only if all substantially similar arrangements sponsored by the Plan Sponsor are terminated so that all participants in all similar arrangements are required to receive all amounts of Compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(c) The Plan Sponsor may also terminate the Plan and make distributions provided that:

(i) All plans sponsored by the Plan Sponsor will be aggregated with any terminated arrangements if the same Participant participated in all of the arrangements that are terminated;

(ii) No payments other than payments that would be payable under the terms of the plan if the termination had not occurred are made within twelve (12) months of the plan termination;

(iii) All payments are made within twenty-four (24) months of the plan termination; and

(iv) The Plan Sponsor does not adopt a new plan that would be aggregated with any terminated plan if the same Participant participated in both arrangements, at any time within five years following the date of termination of the Plan.

8.2 Amendment of Plan. The Plan Sponsor may, at any time, amend or modify this Plan in whole or in part; provided, however, that, except to the extent necessary to bring the Plan into compliance with Section 409A(a)(2),(3), or (4) of the Code:

(i) No amendment or modification shall be effective to decrease the value or vested percentage of a Participant’s Account(s), in existence at the time an amendment or modification is made, and

(ii) No amendment or modification shall materially and adversely affect the Participant’s rights to be credited with additional amounts on such Account(s), or otherwise materially and adversely affect the Participant’s rights with respect to such Account(s). The amendment or modification of this Plan shall have no effect on any Participant or Beneficiary who has become entitled to the payment of benefits under this Plan as of the date of the amendment or modification.

ARTICLE 9

Administration

9.1 Plan Administrator Duties. The Plan Administrator shall be responsible for the management, operation and administration of the Plan. The Plan Administrator shall act at meetings by affirmative vote of a majority of its members. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a unanimous written consent to the action is signed by all members and such written consent is filed with the minutes of the proceedings of the Plan Administrator. A member shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chair or any other member or members of the Plan Administrator designated by the Chair may execute any certificate or other written direction on behalf of the Plan Administrator. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant or the Plan Sponsor. No provision of this Plan shall be construed as imposing on the Plan Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

9.2 Plan Administrator Authority. The Plan Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) To select the deemed investment options available from time to time;

(b) To construe and interpret the terms and provisions of this Plan;

(c) To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries; to determine the time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;

(d) To maintain all records that may be necessary for the administration of this Plan;

(e) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(f) To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;

(g) To administer this Plan’s claims procedures;

(h) To approve election forms and procedures for use under this Plan; and

(i) To appoint a plan recordkeeper or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Plan Administrator may from time to time prescribe.

9.3 Binding Effect of Decision. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

9.4 Compensation, Expenses and Indemnity. The Plan Administrator shall serve without compensation for services rendered hereunder. The Plan Administrator is authorized at the expense of the Plan Sponsor to employ such legal counsel and/or Plan recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Plan Sponsor.

9.5 Plan Sponsor Information. To enable the Plan Administrator to perform its functions, the Plan Sponsor shall supply full and timely information to the Plan Administrator, on all matters relating to the Compensation of its Participants, the date and circumstances of the Disability, death, or Separation from Service of its employees who are Participants, and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 10

Claims Procedures

10.1 Claims Procedure. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000, and codified in Section 2560.503-1 of the Department of Labor Regulations. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a) Claim. A Participant or Beneficiary (hereinafter referred to as a “Claimant”) who believes he or she is entitled to any Plan benefit under this Plan may file a claim with the Plan Sponsor. The Plan Sponsor shall review the claim itself or appoint an individual or entity to review the claim.

(b) Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the claimant receives written notice from the Plan Sponsor or appointee of the Plan Sponsor prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision. Such extension is not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed. If the Plan Sponsor denies the claim, it must provide to the Claimant, in writing or by electronic communication:

(i) The specific reasons for such denial;

(ii) Specific reference to pertinent provisions of this Plan on which such denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; and

(iv) A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.

(c) Review Procedures. A request for review of a denied claim must be made in writing to the Plan Sponsor within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Plan Sponsor’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Plan Sponsor. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the benefit determination. Upon completion of its review of an adverse initial claim determination, the Plan Sponsor will give the Claimant, in writing or by electronic notification, a notice containing:

(i) its decision;

(ii) the specific reasons for the decision;

(iii) the relevant Plan provisions on which its decision is based;

(iv) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefit;

(v) a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

(vi) if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(d) Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(e) Failure of Plan to Follow Procedures. If the Plan fails to follow the claims procedure required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide reasonable claims procedure that would yield a decision on the merits of the claim.

(f) Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

10.2 Arbitration of Claims. If a claim continues to be disputed after following the noted Claim Procedures, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board of Arbitration shall consist of one member selected by the claimant, one member selected by the Board of Directors of the Plan Sponsor and one member selected by the first two members. The Board of Arbitration shall operate under any generalized recognized set of arbitration rules. The parties hereto agree that they, their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board of Arbitration with respect to any controversy properly submitted to it for determination.

ARTICLE 11

The Trust

11.1 Establishment of Trust. The Plan Sponsor may establish a grantor trust, of which the Plan Sponsor is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code, to pay benefits under this Plan (the “Trust”). If the Plan Sponsor establishes a Trust, all benefits payable under this Plan to a Participant shall be paid directly by the Plan Sponsor from the Trust. To the extent such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Plan Sponsor. The Trust, if any, shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, 1992-2 C.B. 422. If the Plan Sponsor establishes a Trust, the assets of the Trust will be subject to the claims of the Plan Sponsor’s creditors in the event of its insolvency. Except as may otherwise be provided under the Trust, the Plan Sponsor shall be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his or her designated Beneficiaries shall not have any property interest in any specific assets of the Plan Sponsor other than the unsecured right to receive payments from the Plan Sponsor, as provided in this Plan.

11.2 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust (if established) shall govern the rights of the Participant and the creditors of the Plan Sponsor to the assets transferred to the Trust. Each shall at all times remain liable to carry out its obligations under the Plan. The Plan Sponsor’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

11.3 Contribution to the Trust. Amounts may be contributed by the Plan Sponsor to the Trust at the sole discretion of the Plan Sponsor.

ARTICLE 12

Miscellaneous

12.1 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein. To the extent any provision of the Plan is determined by the Plan Administrator (acting in good faith), the Internal Revenue Service, the United States Department of the Treasury or a court of competent jurisdiction to fail to comply with Section 409A(a)(2), (3) or (4) of the Code with respect to any Participant or Participants, such provision shall have no force or effect with respect to such Participant or Participants.

12.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment (except to the extent the Plan Sponsor may be required to garnish amounts from payments due under this Plan pursuant to applicable law) or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participants’ or any other persons’ bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct.

12.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Plan Sponsor and the Participant. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Plan Sponsor as an employee or to interfere with the right of the Plan Sponsor to discipline or discharge the Participant at any time.

12.4 Unclaimed Benefits. In the case of a benefit payable on behalf of a Participant, if the Plan Administrator is unable to locate the Participant or beneficiary to whom such benefit is payable, such Plan benefit may be forfeited to the Plan Sponsor upon the Plan Administrator’s determination. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Participant or beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Plan Administrator to the Participant or beneficiary, without interest from the date it would have otherwise been paid.

12.5 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of New Jersey, without regard to its conflicts of laws principles.

12.6 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Plan Sponsor. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

12.7 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of the Plan Sponsor. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

12.8 Compliance. A Participant shall have no right to receive payment with respect to the Participant’s Account Balance until all legal and contractual obligations of the Plan Sponsor relating to establishment of the Plan and the making of such payments shall have been complied with in full.

12.9 Section 409A of the Code Compliance. Notwithstanding anything in the Plan to the contrary, (i) this Plan may be amended by the Plan Sponsor at any time, retroactively if required, to the extent required to conform the Plan to Section 409A of the Code, (ii) no provision of the Plan shall be followed to the extent that following such provision would result in a violation of Section 409A of the Code, and (iii) no election made by a Participant hereunder, and no change made by a Participant to a previous election shall be if such election or change would violate any of the requirements of Section 409A of the Code, resulting in early taxation and penalties.

12.10 Required Provisions. In the event that any of the provisions of this Plan are in conflict with this Section 12.11, this Section shall prevail:

(a) The Plan Sponsor’s board of directors may terminate an employee’s employment at any time, but any termination by the Plan Sponsor, other than termination for cause, shall not prejudice employee’s right to compensation or other benefits under this Plan. An employee shall not have the right to receive compensation or other benefits for any period after termination for cause.

(b) If an employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Plan Sponsor’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Plan Sponsor’s obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Plan Sponsor may in its discretion: (1) pay the employee all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If an employee is removed and/or permanently prohibited from participating in the conduct of the Plan Sponsor’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Plan Sponsor, under this Plan shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Plan Sponsor is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this Plan shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this Plan shall be terminated, except to the extent determined that continuation of the Plan is necessary for the continued operation of the Plan Sponsor: (i) by the Director of the OTS (or his or her designee), at the time the FDIC or the Resolution Trust Corporation, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Plan Sponsor under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS (or his or her designee) at the time the Director (or his or her designee) approves a supervisory merger to resolve problems related to the operations of the Plan Sponsor or when the Plan Sponsor is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to employees pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

IN WITNESS WHEREOF, the Plan Sponsor has signed this Plan document as of September 17, 2008.

ATTEST/WITNESS	For: OceanFirst Bank

(Signature)	(Signature)

(Print Name)	(Print Name)

(Title)

(Date)

Appendix 1

See Predecessor Plan

EXECUTIVE DEFERRED COMPENSATION MASTER AGREEMENT

(AS IN EFFECT ON DECEMBER 31, 2004)

This Executive Deferred Compensation Master Agreement (the “Agreement”), effective as of the 1st day of August, 1995, formalizes the understanding by and between OCEAN FEDERAL SAVINGS BANK (the “Bank”), a federally chartered savings bank, and certain key employees, hereinafter referred to as “Executives”, who shall be selected and approved by the Bank to participate in this Agreement by execution of an Executive Deferred Compensation Joinder Agreement (“Joinder Agreement”) in a form provided by the Bank.

W I T N E S S E T H:

WHEREAS, the Executives are employed by the Bank; and

WHEREAS, the Bank recognizes the valuable services heretofore performed for it by such Executives and wishes to encourage continued employment; and

WHEREAS, the Executives wish to be assured that they will be entitled to a certain amount of compensation for some definite period of time from and after retirement from active service with the Bank or other termination of employment and wish to provide their beneficiaries with benefits from and after death; and

WHEREAS, the Bank and the Executives wish to provide the terms and conditions upon which the Bank shall pay such compensation to the Executives after retirement or other termination of employment and/or death benefits to their beneficiaries after death; and

WHEREAS, the Bank and the Executives intend this Agreement to be considered an unfunded arrangement, maintained primarily to provide retirement income for such Executives, members of a select group of management or highly compensated employees of the Bank, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Bank has adopted this Executive Deferred Compensation Master Agreement which controls all issues relating to Deferred Compensation Benefits as described herein;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Executive agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.2	“Bank” means OCEAN FEDERAL SAVINGS BANK and any successor thereto.

1.3	“Beneficiary” means the individual(s) (and their heirs) or entity(ies) designated as Beneficiary in the Executive’s Joinder Agreement to whom the deceased Executive’s benefits are payable. If no designated Beneficiary is living at the time of the Executive’s death, the benefits payable pursuant to this Agreement shall pass in accordance with the Executive’s will or by the laws of intestacy, as applicable.

1.4	“Benefit Age” shall be the birthday on which the Executive becomes eligible to receive benefits under the plan. Such birthday shall be designated in the Executive’s Joinder Agreement.

1.5	“Benefit Eligibility Date” shall be the date on which the Executive is entitled to receive his Deferred Compensation Benefit. It shall be the first day of the month following the month in which the Executive attains the Benefit Age designated in his Joinder Agreement.

1.6	“Cause” means personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease-and-desist order, material breach of any provision of this Agreement, or gross negligence in matters of material importance to the Bank, or any other basis for termination as set forth in the Bank’s personnel manual, as such manual currently exists or may be amended.

1.7	“Compensation” means regular salary and bonus compensation received from the Bank during any calendar year, excluding fringe benefits.

1.8	“Deferral Period” means the period(s) of time designated in the Executive’s Joinder Agreement during which the Executive shall be entitled to defer current Compensation. The Deferral Period(s) shall commence, on the date designated in the Executive’s Joinder Agreement, and in no event shall such Deferral Period(s) extend past the month in which the Executive attains age sixty-five (65).

1.9

“Deferred Compensation Benefit” means the annuitized value (using the Interest Factor), of the Executive’s Elective Contribution Account, measured as of the Executive’s Benefit Age. Such benefit shall be payable in monthly installments throughout the Payout Period and shall commence on the Executive’s Benefit Eligibility Date. Should the Executive make a Timely Election to receive a lump sum benefit payment by filing with the

Administrator a Notice of Election to Change Form of Payment (Exhibit D of the Joinder Agreement), “Deferred Compensation Benefit” means a lump sum benefit payment equal to the value of the Executive’s Elective Contribution Account, measured as of the Executive’s Benefit Age and payable to the Executive on his Benefit Eligibility Date.

1.10	“Disability Benefit” means the benefit payable to the Executive following a determination, in accordance with Subsection 4.3, that he is no longer able, properly and satisfactorily, to perform his duties at the Bank.

1.11	“Effective Date” of this Agreement shall be August 1, 1995.

1.12	“Elective Contribution” shall refer to any bookkeeping entry required to record an Executive’s annual pre-tax deferral of a portion of his Compensation which shall be made in accordance with the Executive’s Joinder Agreement.

1.13	“Elective Contribution Account” shall be represented by the bookkeeping entries required to record (i) an Executive’s Elective Contributions plus (ii) accrued interest, equal to the Interest Factor, earned to date on such amounts. However, neither the existence of such bookkeeping entries nor the Elective Contribution Account itself shall be deemed to create either a trust of any kind, or a fiduciary relationship between the Bank and the Executive or any Beneficiary. Should the Executive execute more than one (1) Joinder Agreement in accordance with Section II of this Agreement, separate Elective Contribution accounts shall be maintained for each such Joinder Agreement.

1.14	“Estate” means the estate of the Executive.

1.15

“Financial Hardship” means an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the Executive or of a dependent of the Executive, loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances which arise as a result of events not within the control of the Executive. The circumstances that shall constitute an unforeseeable emergency will depend upon the facts of each case, but, in any instance, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Executive’s assets to the extent such liquidation would not itself cause severe Financial Hardship, or (iii) by cessation of deferral under the plan. Examples of what are not considered to be unforeseeable emergencies include the need to send the Executive’s child to college or the decision to purchase a home.

1.16	“Financial Hardship Benefit” means a withdrawal or withdrawals of an amount or amounts attributable to a Financial Hardship and limited to the extent reasonably needed to satisfy the emergency need.

1.17

“Interest Factor” for purposes of compounding monthly interest and annuitizing and/or discounting shall mean an annual rate equal to: (i) the rate provided to the Bank’s qualified 401(k) plan participants investing in the Stable Fund provided for in such qualified plan, plus (ii) 250 basis points. Accrual of interest on deferred bonus compensation shall. not commence until the January 1st following the end of the period during which such bonus compensation was ratably earned and deferred. Accrual of interest on deferred base salary shall commence in the month such base salary was earned and deferred. The Interest Factor, for purposes of compounding monthly interest and annuitizing and/or discounting, shall be adjusted annually at the beginning of each calendar year to reflect any change to the Stable Fund rate for such calendar year. Should (i) the Bank’s qualified 401(k) plan be terminated, (ii) such qualified 401(k) plan be amended so that the Stable Fund rate is no longer applicable to such plan, or (iii) the

Bank designate a different qualified 401(k) plan provider and such successor provider does not offer the Stable Fund, the Bank’s Board of Directors shall designate both an alternative interest rate and spread to such rate, if any, which shall be used for purposes of compounding monthly interest and annuitizing and/or discounting pursuant to this Agreement; provided, however, that such alternative interest rate and spread designated by the Bank’s Board of Directors shall not be less than an annual rate equal to: (i) the ask yield for the One Year Treasury Bill with a maturity date closest to one (1) year, as published by The Wall Street Journal on December 31 of the most recent calendar year, plus (ii) 150 basis points.

1.18	“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed. Payments shall be made in monthly installments commencing on the first day of the month following the occurrence of the event which triggers distribution and continuing for a period of months, as designated in the Executive’s Joinder Agreement. Should the Executive make a Timely Election to receive a lump sum benefit payment by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit D of the Joinder Agreement), the Executive’s Payout Period shall be deemed to be one (1) month, and any inconsistent language in the Executive’s Joinder Agreement shall be superseded by this Subsection.

1.19	“Projected Deferral” is an estimate, determined upon execution of a Joinder Agreement, of the total amount of Compensation to be deferred by the Executive during his Deferral Period, and so designated in the Executive’s Joinder Agreement.

1.20	“Revised Projected Deferral” is an estimate, determined upon an effective filing with the Administrator of a Notice of Adjustment of Deferral Amount (Exhibit B of the Joinder Agreement), of the total amount of Compensation to be deferred by the Executive during his Deferral Period.

1.21	(a) “Survivor’s Benefit” means (assuming the Normal Form of Payment is applicable) the benefit payable to the Beneficiary in monthly installments throughout the Payout Period, equal to the amount designated in the Executive’s Joinder Agreement, and subject to the language of Subsection 5.1(a). However, in no event shall such Survivor’s Benefit be less than the annuitized value (using the Interest Factor) of the Executive’s Elective Contribution Account, measured as of the Executive’s date of death and payable over the Payout Period. Should the Executive execute more than one (1) Joinder Agreement in accordance with Section II of this Agreement, all terms in such Joinder Agreements, including but not limited to the term “Survivor’s Benefit”, and any specific amount designated as such, shall separately be subject to all of the terms and conditions contained herein.

(b)

“Survivor’s Benefit” means (assuming the Alternative Payout Option is applicable) a lump sum benefit payable to the Beneficiary within thirty (30) days of the date the Bank receives notice of the Executive’s death, equal to the amount designated in the Executive’s Joinder Agreement, and subject to the language of Subsection 5.1(c). However, in no event shall such Survivor’s Benefit be less than the balance of the Executive’s Elective Contribution Account, measured as of the Executive’s date of death and payable in a lump sum within thirty (30) days of the date the Administrator receives notice of the Executive’s death. Should the Executive execute more than one (1) Joinder Agreement in accordance with Section II of this Agreement, all terms in such Joinder Agreements, including but not limited to the term “Survivor’s Benefit”, and any specific amounts designated as such, shall separately be subject to all of the terms and conditions contained herein.

1.22	“Timely Election” means the Executive has made an election to receive a lump sum benefit by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit D of the Joinder Agreement) at least two (2) years prior to the Executive’s Benefit Eligibility Date.

SECTION II

DEFERRED COMPENSATION

Commencing on the execution date of the Executive’s Joinder Agreement and continuing through the earliest of (i) the end of the Executive’s Deferral Period, (ii) the date of any termination of the Executive’s employment with the Bank, or (iii) the date of the Executive’s death, the Executive and the Bank agree that the Executive shall be entitled to defer into his Elective Contribution Account Compensation which the Executive would otherwise be entitled to receive from the Bank during the Deferral Period.

The Executive shall be entitled to defer, pursuant to this Agreement, up to One Hundred Percent (100%) of the Executive’s Compensation for any given calendar year. The Executive shall always be 100% vested in his Elective Contribution Account. At no time shall the Executive’s Revised Projected Deferral exceed the Executive’s Projected Deferral, without Board of Director approval. If the Executive selects more than one (1) Benefit Age upon which to receive payment of the Deferred Compensation Benefit, the benefit(s) payable upon attainment of each Benefit Age shall be evidenced by a separately executed Joinder Agreement for each such Benefit Age selected. Each Joinder Agreement for the Executive shall be. subject to all of the terms and conditions contained herein. The specific amount of Compensation which the Executive elects to defer annually pursuant to this Agreement shall be designated in the Executive’s Joinder Agreement and shall apply only to Compensation attributable to services not yet performed.

SECTION III

ADJUSTMENT OF DEFERRAL AMOUNT

Deferral of the specific amount of Compensation designated in the Executive’s Joinder Agreement shall continue in effect pursuant to the terms of this Agreement unless and until the Executive amends his Joinder Agreement by filing with the Administrator a Notice of Adjustment of Deferral Amount (Exhibit B of the Joinder Agreement). A Notice of Adjustment of Deferral Amount shall be effective if filed with the Administrator at least thirty (30) days prior to any January 1st during the Executive’s Deferral Period. Such Notice of Adjustment of Deferral Amount shall be effective commencing with the January 1st following its filing and shall be applicable only to Compensation attributable to services not yet performed by the Executive. If, in accordance with Section II of this Agreement, the Executive’s Revised Projected Deferral exceeds the Executive’s Projected Deferral, the Executive’s Survivor’s Benefit may be recomputed to reflect the increase in the Executive’s Projected Deferral. If Board of Director approval is obtained to recompute the Survivor’s Benefit, such revised Survivor’s Benefit shall be evidenced by a properly executed amendment to the Executive’s Joinder Agreement.

SECTION IV

RETIREMENT BENEFIT

4.1	Retirement Benefit.

(a) Normal Form of Payment.

Subject to Subsection 5.1, the Executive shall be entitled to receive, upon attainment of his Benefit Eligibility Date, a Deferred Compensation Benefit determined by annuitizing (using the Interest Factor) the value of the Executive’s Elective Contribution Account, measured initially as of the Executive’s Benefit Age, and re-annuitized at the beginning of each calendar year thereafter, using the Interest Factor in effect at such time as adjusted pursuant to Subsection 1.17. The Deferred Compensation Benefit shall be payable in monthly installments throughout the Payout Period. In the event of the Executive’s death after commencement of the Deferred Compensation Benefit, but prior to completion of all such payments due and owing hereunder, the Bank shall pay to the Executive’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b) Election by Beneficiary to Receive Lump Sum Benefit.

In the event of the Executive’s death after commencement of the monthly Deferred Compensation Benefit, but prior to completion of all such payments due and owing hereunder, the Executive’s Beneficiary may request to receive the unpaid balance of the Executive’s Elective Contribution Account in the form of a lump sum payment. Payment of the balance of the Elective Contribution Account in such lump sum form shall be made only if (i) Board of Director approval is obtained, and (ii) the Executive’s Beneficiary notifies the Administrator in writing of such election within ninety (90) days of the Executive’s death. Such lump sum payment, if approved by the Board of Directors, shall be payable within thirty (30) days of such Board of Director approval.

(c) Alternative Payout Option.

Subject to Subsection 5.1, and provided the Executive has made a Timely Election to receive a lump sum benefit by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit D of the Joinder Agreement), the Executive may elect to receive, upon attainment of his Benefit Eligibility Date, a lump sum retirement benefit in lieu of the monthly Deferred Compensation Benefit. The amount of such lump sum retirement benefit shall be the value of the Executive’s Elective Contribution Account, measured as of the Executive’s Benefit Age. Such lump sum benefit shall be payable to the Executive on his Benefit Eligibility Date. In the event the Executive dies after becoming eligible for such payment upon attainment of his Benefit Age, but before the actual payment is made, his Beneficiary shall be entitled to receive the lump sum benefit in accordance with this Subsection 4.1(c) within thirty (30) days of the date the Administrator receives notice of the Executive’s death.

4.2	Financial Hardship Benefit. In the event the Executive incurs a Financial Hardship, the Executive may request a Financial Hardship Benefit. Such request shall be either approved or rejected by the Board of Directors in the exercise of its sole discretion. The Executive will be required to demonstrate to the satisfaction of the Board of Directors that a Financial Hardship has occurred and that the Executive is otherwise entitled to a Financial Hardship Benefit in accordance with Subsections 1.15 and 1.16. If a Financial Hardship Benefit is approved, it shall be paid in a lump sum within thirty (30) days of such approval. The balance of the Executive’s Elective Contribution Account shall be reduced for any Financial Hardship Benefit distribution. Also, any subsequent retirement benefit, Disability Benefit, or Survivor’s Benefit shall be re-annuitized to reflect such distribution.

4.3	Disability. Benefit.

(a) Normal Form of Payment.

Notwithstanding any other provision hereof, if requested by the Executive and approved by the Board of Directors, the Executive shall be entitled to receive the Disability Benefit hereunder, in any case in which it is determined by a duly licensed physician selected by the Bank, that the Executive is no longer able, properly and satisfactorily, to perform his regular duties as an Executive, because of ill health, accident, disability or general inability due to age. If the Executive’s service is terminated pursuant to this paragraph and Board of Director approval is obtained, the Executive may begin receiving a monthly Disability Benefit in lieu of any Deferred Compensation Benefit, which is not available prior to the Executive’s Benefit Eligibility Date. The Disability Benefit shall begin not more than thirty (30) days following the date of Board of Director approval of such benefit. The amount of the monthly benefit shall be the annuitized value (using the Interest Factor) of the Executive’s Elective Contribution Account, measured initially as of the date of such disability determination, and re-annuitized at the beginning of each calendar year thereafter, using the Interest Factor in effect at such time as adjusted pursuant to Subsection 1.17. The Elective Contribution Account shall be payable in monthly installments throughout the Payout Period. In the event the Executive dies while receiving payments pursuant to this Subsection, or after becoming eligible for such payments but before the actual commencement of such payments, his Beneficiary shall be entitled to receive those benefits provided for in Subsection 5.1(a)(1) and the Disability Benefits provided for in this Subsection shall terminate upon the Executive’s death.

(b) Alternative Payout Option.

Notwithstanding any other provision hereof, if (i) the Executive qualifies for the Disability Benefit in accordance with Subsection 4.3(a) above, and (ii) at any time prior to his disability determination the Executive has made a Timely Election by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit D of the Joinder Agreement), the Executive shall be entitled to receive the Disability Benefit in a lump sum payment. The amount of such lump sum benefit shall be the value of the Executive’s Elective Contribution Account, measured as of the date of such disability determination. Such lump sum benefit shall be payable to the Executive within thirty (30) days of the date on which the Board of Directors approves the Disability Benefit. In the event the Executive dies after becoming eligible for such payment, but before actual payment is made, his Beneficiary shall be entitled to receive the benefit provided for in Subsection 5.1(c)(1) and the Bank’s obligation to pay the Disability Benefit pursuant to this Subsection shall thereupon terminate.

4.4	Change in Control.

(a) If a Change in Control (as defined in this Subsection) occurs at the Bank at any time following execution of this Agreement, this Subsection 4.4 shall be controlling with respect to any and all benefits payable to the Executive under this Agreement. Notwithstanding any additional requirements for termination of this Agreement imposed by Section XII (Amendment / Plan Termination), upon the occurrence of said Change in Control, the Executive shall receive the full balance of his Elective Contribution Account (measured as of the date of the Change in Control) in a lump sum within thirty (30) days of such occurrence. Should the Executive die following such occurrence but before payment of the balance of the Elective Contribution Account is made, the Executive’s Beneficiary shall be entitled to receive the balance of the Executive’s Elective Contribution Account within ten (10) days of the date the Administrator receives notice of the Executive’s death. Furthermore, the Beneficiary of the Executive shall be entitled to receive the lump sum burial expense in accordance with Subsection 5.2 of this Agreement. All other provisions of this Agreement shall become null and void with respect to the Executive and his Beneficiary (ies).

(b) For purposes of this Subsection, the terms “stockholders” and “member(s)” shall be considered one and the same. For purposes of this Subsection, the term “Holding Company” shall mean the holding company (including any successor thereto) organized to acquire the capital stock of the Bank upon the Bank’s conversion from mutual to stock form. For purposes of this Subsection, a “Change in Control” of the Bank shall mean:

(1)	a Change in Control of a nature that would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(2)	a change in control of the Bank within the meaning of 12 C.F.R. 574.4; or

(3)	a Change in Control at such time as

(i)

any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing Twenty (20.0%) Percent or more of the combined voting power of the Bank’s outstanding securities ordinarily having the right to vote at the election of Directors, except for (i) any stock of the Bank purchased by the Holding Company in connection with the conversion of the Bank to stock form, and (ii) any stock purchased by the Bank’s Employee Stock Ownership Plan and/or trust; or

(ii)	individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the Directors comprising the Incumbent Board, or whose nomination for election by the Bank’s members (or stockholders) was approved by the Bank’s Nominating Committee which is comprised of members of the Incumbent Board, shall be, for purposes of this clause (ii), considered as though he were a member of the Incumbent Board; or

(iii)	merger, consolidation, or sale of all or substantially all of the assets of the Bank occurs; or

(iv)

a proxy statement is issued soliciting proxies from the members (or stockholders) of the Bank by someone other than the current management of the Bank, seeking member (or stockholder) approval of a plan of reorganization, merger, or consolidation of the Bank with one or more corporations as a result of which the outstanding shares of the class of the Bank’s securities are exchanged for or converted into cash or property or securities not issued by the Bank.

4.5	Termination For Cause. In the event the Executive’s employment with the Bank is terminated for Cause at anytime prior to reaching his Benefit Age, he shall be entitled to receive the balance of his Elective Contribution Account, measured as of the date of termination. Such amount shall be paid in a lump sum within thirty (30) days of the Executive’s date of termination. All other benefits provided for the Executive or his Beneficiary under this Agreement shall be forfeited and the Agreement shall become null and void with respect to such Executive and/or Beneficiary.

SECTION V

DEATH BENEFITS

5.1	Death Benefit Prior to Commencement of Deferred Compensation Benefit.

(a)

Normal Form of Payment. In the event (i) the Executive dies prior to commencement of the Deferred Compensation Benefit, and (ii) the Executive has not made a Timely Election to receive a lump sum benefit by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit D of the Joinder Agreement), the Bank shall pay the Executive’s Beneficiary a monthly amount for the Payout Period, commencing within thirty (30) days of the date the Administrator receives notice of the Executive’s death, the amount of which shall be the annuitized value (using the Interest Factor) of the Executive’s Elective Contribution Account, measured initially as of the Executive’s date of death, and re-annuitized at the beginning of each calendar year thereafter, using the Interest

Factor in effect at such time as adjusted pursuant to Subsection 1.17. The Elective Contribution Account shall be payable in monthly installments throughout the Payout Period.

(b)	Election by Beneficiary to Receive Lump Sum Benefit. In the event that, prior to his death, the Executive has not made a Timely Election to receive a lump sum benefit payment by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit D of the Joinder Agreement), the Executive’s Beneficiary may request to receive the appropriate death benefit pursuant to Subsection 5.1(a) in the form of a lump sum benefit payment. Payment of the death benefit in such lump sum form shall be made only if (i) Board of Director approval is obtained, and (ii) the Executive’s Beneficiary notifies the Administrator in writing of such election within ninety (90) days of the Executive’s death. Such lump sum benefit, if approved by the Board of Directors, shall be payable within thirty (30) days of such Board of Director approval.

(c)	Alternative Payout Option. In the event the Executive dies (i) prior to payment of the Deferred Compensation Benefit, and (ii) after the Executive has made a Timely Election to receive a lump sum benefit by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit D of the Joinder Agreement), the Bank shall pay the Executive’s Beneficiary a lump sum benefit pursuant to this Subsection within thirty (30) days of the date the Administrator receives notice of the Executive’s death, the amount of which shall be equal to the balance of the Executive’s Elective Contribution Account, measured as of the Executive’s date of death. Such benefit shall be paid to the Executive’s Beneficiary within thirty (30) days of the date the Administrator receives notice of the Executive’s death.

5.2	Additional Death Benefit - Burial Expense. In addition to the above-described death benefits, upon the Executive’s death, the Executive’s Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Ten Thousand Dollars ($10,000.00). This benefit shall be provided specifically for the purpose of providing payment for funeral and/or burial expenses of the Executive. Such benefit shall be payable within thirty (30) days of the date the Administrator receives notice of the Executive’s death. The Executive’s Beneficiary shall not be entitled to such benefit if the Executive is terminated for Cause prior to his death.

SECTION VI

BENEFICIARY DESIGNATION

The Executive shall make an initial designation of primary and secondary Beneficiaries upon execution of his Joinder Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator in substantially the form attached as Exhibit A to the Joinder Agreement, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION VII

EXECUTIVE’S RIGHT TO ASSETS

The rights of the Executive, any Beneficiary, or any other person claiming through the Executive under this Agreement, shall be solely those of an unsecured general creditor of the

Bank. The Executive, the Beneficiary, or any other person claiming through the Executive, shall only have the right to receive from the Bank those payments so specified under this Agreement. The Executive agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Agreement. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Agreement, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Executive or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Bank. Any such asset shall be and remain, a general, unpledged, and unrestricted asset of the Bank.

SECTION VIII

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, his Beneficiaries or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Agreement or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Executive be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION IX

ALIENABILITY AND ASSIGNMENT PROHIBITION

Neither the Executive nor any Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

SECTION X

ACT PROVISIONS

10.1	Named Fiduciary and Administrator. The Bank shall be the Named Fiduciary and Administrator (the “Administrator”) of this Agreement. As Administrator, the Bank shall be responsible for the management, control and administration of the Agreement as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

10.2	Claims Procedure and Arbitration. In the event that benefits under this Agreement are not paid to the Executive (or to his Beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within ninety (90) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Agreement or the Joinder Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Board of Directors of the Bank in writing within sixty (60) days of the first claim denial. Claimants may review this Agreement, the Joinder Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Board of Directors shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement or the Joinder Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board of Arbitration shall consist of one member selected by the claimant, one member selected by the Board of Directors, and the third member selected by the first two members. The Board of Arbitration shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they, their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board of Arbitration with respect to any controversy properly submitted to it for determination.

SECTION XI

MISCELLANEOUS

11.1	No Effect on Employment Rights. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Executive without regard to the existence of the Agreement. Pursuant to 12 C.F.R. § 563.39(b), the following conditions shall apply to this Agreement:

(1)	The Bank’s Board of Directors may terminate the Executive at any time, but any termination by the Bank’s Board of Directors other than termination for Cause shall not prejudice the Executive’s vested right to compensation or other benefits under the contract. As provided in Section 4.5, the Executive shall be paid the balance of his Elective Contribution Account in a lump sum within thirty (30) days of his termination in the event he is terminated for Cause. He shall have no right to receive additional compensation or other benefits for any period after termination for Cause.

(2)

If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) the Bank’s obligations under the contract shall be suspended (except vested rights) as of the date of termination of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(3)	If the Executive is terminated and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all non-vested obligations of the Bank under the contract shall terminate as of the effective date of the order, but vested rights of the Executive shall not be affected.

(4)	If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all non-vested obligations under the contract shall terminate as of the date of default.

(5)	All non-vested obligations under the contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank:

(i)	by the Director [of the Federal Deposit Insurance Corporation or the Resolution Trust Corporation] or his designee at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in § 13(c) of the Federal Deposit Insurance Act; or

(ii)	by the Director [of the Federal Deposit Insurance Corporation or the Resolution Trust Corporation] or his designee, at the time the Director or his designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

Any rights of the parties that have already vested, (i.e., the balance of his Elective Contribution Account), however, shall not be affected by such action.

11.2	State Law. The Agreement is established under, and will be construed according to, the laws of the State of New Jersey, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

11.3	Severability. In the event that any of the provisions of this Agreement or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

11.4	Incapacity of Recipient. In the event the Executive is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Agreement to which such Executive is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

11.5	Unclaimed Benefit. The Executive shall keep the Bank informed of his current address and the current address of his Beneficiaries. The Bank shall not be obligated to search for the whereabouts of any person. If the location of the Executive is not made known to the Bank as of the date upon which any payment of the Deferred Compensation Benefit may first be made, the Bank shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of thirty-six (36) months. During any period in which the Executive’s whereabouts are unknown to the Bank and said benefit payments are being held by the Bank, the interest rate for purposes of compounding monthly interest on the Executive’s Elective Contribution Account shall be an annual rate equal to zero percent (0%) . Upon expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Executive’s Beneficiary. If the location of the Executive’s Beneficiary is not made known to the Bank by the end of an additional two (2) month period following expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Executive’s Estate. If there is no Estate in existence at such time or if such fact cannot be determined by the Bank, the Executive and his Beneficiary(ies) shall thereupon forfeit any rights to any and all benefits provided for such Executive and/or Beneficiary under this Agreement.

11.6	Limitations on Liability. Notwithstanding any of the preceding provisions of the Agreement, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to the Executive or any other person for any claim, loss, liability or expense incurred in connection with the Agreement.

11.7	Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

11.8	Effect on Other Corporate Benefit Agreements. Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

11.9	Suicide. Notwithstanding anything to the contrary in this Agreement, the benefits otherwise provided herein shall not be payable if the Executive’s death results from suicide, whether sane or insane, within twenty-four (24) months after the execution of his Joinder Agreement. If the Executive die§ during this twenty-four (24) month period due to suicide, the balance of his Elective Contribution Account will be paid to the Executive’s Beneficiary in a single payment. Payment is to be made within thirty (30) days after the Executive’s death is declared a suicide by competent legal authority. Credit shall be given to the Bank for payments made prior to determination of suicide.

11.10	Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Executive, his successors, heirs, executors, administrators, and Beneficiaries.

11.11	Tax Withholding. The Bank may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation then in effect.

11.12	Headings. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

SECTION XII

AMENDMENT/PLAN TERMINATION

12.1	Amendment or Plan Termination. The Bank intends this Agreement to be permanent, but reserves the right to amend or terminate the Agreement when, in the sole opinion of the Bank, such amendment or termination is advisable. However, the Bank may not amend Subsection 1.17 of the Agreement in a manner which reduces the Interest Factor to a rate below the rate earned on the Stable Fund provided for in the Bank’s qualified 401(k) plan (or, should the Bank’s qualified 401(k) plan be terminated, or such qualified 401(k) plan be amended so that the Stable Fund is no longer applicable to such plan, or should the Bank designate a different qualified 401 (k) plan provider and such successor provider does not offer the Stable Fund, to a rate below an annual rate equal to: (i) the ask yield for the One Year Treasury Bill with a maturity date closest to one (1) year, as published by The Wall Street Journal on December 31 of the most recent calendar year, plus (ii) 150 basis points.) Any amendment or termination shall be made pursuant to a resolution of the Board of Directors of the Bank and shall be effective as of the date of such resolution. No amendment or termination of the Agreement shall directly or indirectly deprive any Executive of all or any portion of the Executive’s Elective Contribution Account as of the effective date of the resolution amending or terminating the Agreement.

12.2

Executive’s Right to Payment Following Plan Termination. In the event of a termination of the Agreement, the Executive shall be entitled to the balance, if any, of his Elective Contribution Account as of the date of termination, and all other provisions of this

Agreement shall become null and void. Payment of the balance of the Executive’s Elective Contribution Account shall not be dependent upon his continuation of employment with the Bank following the termination date of the Agreement. Payment of the balance of the Executive’s Elective Contribution Account shall be made in a lump sum within thirty (30) days of the date of termination of the Agreement.

SECTION XIII

EXECUTION

13.1	This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

13.2	This Agreement shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed on this 1st day of August, 1995.

OCEAN FEDERAL SAVINGS BANK:

By:

(title)

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